Vicor Corporation Reports Results for the Fourth Quarter Ended December 31, 2011

ANDOVER, MA -- (Marketwire - February 22, 2012) - Vicor Corporation (NASDAQ: VICR) today reported its financial results for the fourth quarter and year ended December 31, 2011.

Revenues for the fourth fiscal quarter ended December 31, 2011, decreased to $58,551,000, compared to $72,975,000 for the corresponding period a year ago, and decreased from $58,560,000 for the third quarter of 2011.

Gross margin decreased to $24,491,000 for the fourth quarter of 2011, compared to $32,984,000 for the corresponding period a year ago, but increased from $24,440,000 for the third quarter of 2011. Gross margin, as a percentage of revenue, decreased to 41.8% for the fourth quarter of 2011, compared to 45.2% for the fourth quarter of 2010, but increased on a sequential basis from 41.7% for the third quarter of 2011.

Net income for the fourth quarter was $677,000, or $0.02 per diluted share, compared to a net income of $10,807,000, or $0.26 per diluted share, for the corresponding period a year ago and net income of $1,082,000, or $0.03 per diluted share, for the third quarter of 2011.

Revenues for the year ended December 31, 2011, increased by 0.9% to $252,968,000 from $250,733,000 for the corresponding period a year ago. Net income for the year was $8,843,000, or $0.21 per diluted share, compared to net income of $33,325,000 or $0.80 per diluted share, for the corresponding period a year ago.

The 2011 provision for income taxes approximates a full statutory tax rate, as compared with the lower effective tax rate for 2010, due to the utilization by the end of 2010 of all federal operating loss carry-forwards. During the third and fourth quarters of 2010, the Company recorded non-recurring, non-cash tax benefits of $5,158,000, or approximately $0.12 per diluted share, and $1,159,000, or approximately $0.03 per diluted share, respectively, due to the release of portions of its deferred tax valuation allowance. These tax benefits were partially offset by estimated federal, state and foreign income taxes on the Company's 2010 pre-tax income and estimated federal and state income taxes for certain non-controlling interests that are not part of the Company's consolidated income tax returns.

Total backlog at the end of the fourth quarter was $54,234,000, compared to $78,876,000, at the end of 2010.

Commenting on fourth quarter performance, Patrizio Vinciarelli, Chief Executive Officer, stated, "Fourth quarter results reflect ongoing weakness in some of the markets we serve, as well as higher expenses associated with our expanded sales and marketing activities. Given recent booking trends, we expect continued softness for the first half of this year. Through the fourth quarter we actually saw an increase in design and product qualification activity, leading us to be optimistic that we may experience improved order flow for the second half of 2012. With an expanded go-to-market strategy and lines of highly differentiated products, we believe Vicor is well-positioned for future growth."

Dr. Vinciarelli continued, "Consolidated fourth quarter revenue was essentially unchanged sequentially, as an increase in the Brick Business Unit's revenue was offset by lower VI Chip revenue. The decline in VI Chip revenue and reduction in quarterly bookings was the result of the large program termination reported last quarter. Consolidated bookings declined over 11% sequentially. Product level profitability was essentially unchanged at 41.8% for the fourth quarter, while Operating Income, as a percentage of revenue, declined slightly from 2.9% last quarter to 2.1% this quarter, reflecting the higher headcount and increased spending in the front end of our business."

Concluding his remarks, Dr. Vinciarelli stated, "Vicor continued to make progress with new product and market initiatives during the quarter. Despite current conditions, we remain committed to our vision for growth based on next generation power components from Picor, VI Chip and the BBU."

Depreciation and amortization for the fourth quarter of 2011 was approximately $2,791,000, and capital additions totaled $1,215,000. In 2011, depreciation and amortization was $11,005,000, and capital additions were $7,466,000, compared to $10,222,000 and $12,103,000, respectively, for 2010. Cash and cash equivalents increased by $22,629,000 to approximately $71,908,000 at the end of 2011 from $49,279,000 at the end of 2010. There were no share repurchases during the quarter, and approximately $8,500,000 remains authorized for additional purchases under the company's stock repurchase plan.

For more information on Vicor and its products, please visit www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, February 22, 2012, at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 866-515-2912 at approximately 4:50 p.m. and use the Passcode 15571372. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through March 8, 2012. The replay dial-in number is 888-286-8010, and the Passcode is 68031223. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products, and capital resources. These statements are based upon management's current expectations and estimates as to the prospective events and circumstances that may or may not be within the company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in the company's Annual Report on Form 10-K for the year ended December 31, 2010, under Part I, Item I -- "Business," under Part I, Item 1A -- "Risk Factors," under Part I, Item 3 -- "Legal Proceedings," and under Part II, Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents the company files with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. The company does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per
 share amounts)

                                QUARTER ENDED              YEAR ENDED
                                 (Unaudited)              (Unaudited)

                          -----------  -----------  ----------- -----------
                            DEC 31,      DEC 31,      DEC 31,     DEC 31,
                              2011         2010         2011        2010
                          -----------  -----------  ----------- -----------

Net revenues              $    58,551  $    72,975  $   252,968 $   250,733
Cost of revenues               34,060       39,991      146,274     136,213
                          -----------  -----------  ----------- -----------
  Gross margin                 24,491       32,984      106,694     114,520

Operating expenses:
  Sales & administration       13,767       13,310       54,041      49,417
  Research & development        9,516        9,151       38,967      35,981
                          -----------  -----------  ----------- -----------
    Total operating
     expenses                  23,283       22,461       93,008      85,398
                          -----------  -----------  ----------- -----------

Income from operations          1,208       10,523       13,686      29,122

Other income (expense),
 net                               (2)         (82)         346         497
                          -----------  -----------  ----------- -----------

Income before income
 taxes                          1,206       10,441       14,032      29,619

Provision (benefit) for
 income taxes                     445         (477)       4,723      (3,920)
                          -----------  -----------  ----------- -----------

Consolidated net income           761       10,918        9,309      33,539

Less: Net income
 attributable to
 noncontrolling interest           84          111          466         214
                          -----------  -----------  ----------- -----------

Net income attributable
 to Vicor Corporation     $       677  $    10,807  $     8,843 $    33,325
                          ===========  ===========  =========== ===========

Net income per share
 attributable to Vicor
 Corporation:
  Basic                   $      0.02  $      0.26  $      0.21 $      0.80
  Diluted                 $      0.02  $      0.26  $      0.21 $      0.80

Shares outstanding:
  Basic                        41,810       41,753       41,797      41,700
  Diluted                      41,826       41,860       41,856      41,772

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)
                                                  DEC 31,        DEC 31,
                                                    2011           2010
                                                (Unaudited)    (Unaudited)
                                               -------------  -------------
Assets

Current assets:
    Cash and cash equivalents                  $      71,908  $      49,279
    Accounts receivable, net                          31,410         38,825
    Inventories, net                                  35,752         35,489
    Deferred tax assets                                2,176          2,164
    Other current assets                               3,088          2,397
                                               -------------  -------------
        Total current assets                         144,334        128,154

Long-term investments                                  9,585         18,417
Property and equipment, net                           47,241         50,848
Long-term deferred tax assets, net                     2,542          2,805
Other assets                                           4,439          4,688
                                               -------------  -------------

                                               $     208,141  $     204,912
                                               =============  =============

Liabilities and Equity

Current liabilities:
    Accounts payable                           $       8,151  $      11,999
    Accrued compensation and benefits                  7,337          6,772
    Accrued expenses                                   2,846          3,138
    Income taxes payable                                 420            102
    Deferred revenue                                   1,194            689
                                               -------------  -------------
        Total current liabilities                     19,948         22,700

Long-term deferred revenue                             2,124          2,178
Long-term income taxes payable                         1,359          1,022

Equity:
  Vicor Corporation stockholders' equity:
    Capital stock                                    166,732        164,436
    Retained earnings                                136,362        133,791
    Accumulated other comprehensive loss                (322)        (1,369)
    Treasury stock                                  (121,827)      (121,827)
                                               -------------  -------------
      Total Vicor Corporation stockholders'
       equity                                        180,945        175,031
  Noncontrolling interest                              3,765          3,981
                                               -------------  -------------
    Total equity                                     184,710        179,012
                                               -------------  -------------

                                               $     208,141  $     204,912
                                               =============  =============

For further information contact:
James A. Simms
Chief Financial Officer
Tel: 978-470-2900
Fax: 978-749-3439